SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2006

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FRANKLIN CREDIT MANAGEMENT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-17771 (Commission file number)	75-2243266 (I.R.S. employer identification no.)

Six Harrison Street New York, New York (Address of principal executive offices)	10013 (Zip Code)

Registrant’s telephone number, including area code: (201) 604-4402

______________________________________________________________________________

Check the appropriate box below in the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 31, 2006, the management, Board of Directors and Audit Committee of the Board of Directors of Franklin Credit Management Corporation (the “Company”), in consultation with the Company’s independent registered public accounting firm, Deloitte & Touche LLP, concluded that certain previously issued financial statements covering the fiscal years ended December 31, 2004 and 2003, the quarterly periods within those years and the first three quarterly periods in the fiscal year ended December 31, 2005 should be restated principally in order to reflect a correction of the accounting treatment of certain fees and costs related to the successful acquisition of pools of residential mortgage loans. Accordingly, the Company’s financial statements for such periods, as well as the related reports of the Company’s independent registered public accounting firm, should no longer be relied upon.

The fees and costs in question had been deferred and amortized over the estimated life of the acquired assets in accordance with the Company’s previous interpretation of SFAS No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases.” The restated financial statements will reflect the expensing of such fees and costs directly related to successful investments in purchased pools of residential mortgage loans. The restatement only affects the timing of recognition of these fees and costs, rather than the fundamental economics of the investment in these pools of loans or the Company’s business.  Specifically, it does not impact the Company’s operations, cash flows, investment decisions or compliance with borrowing agreements with the Company’s lenders. All other costs related to the Company’s loan purchase activities were expensed in the period incurred.

The Company’s restated financial statements will also include certain other adjustments that affect net income for the periods referred to above. The estimated aggregate impact of these adjustments is a net, after tax decrease, in net income of $771,000 ($0.11 per diluted share) and $439,000 ($0.07 per diluted share) for the previously reported fiscal years ended December 31, 2004 and 2003, respectively, and a net, after tax, decrease in net income of $257,000 ($0.04 per diluted share) for the nine-months ended September 30, 2005. In addition, in order to present the effect of the adjustments on net income in the years prior to 2003, the opening balance of stockholders’ equity at January 1, 2003 will be reduced by approximately $1.2 million.

In addition, the Company will restate (for the periods referred to above) previously reported “Cash and cash equivalents” to classify the restricted portion separately on the balance sheet with related adjustments to the statements of cash flows in accordance with SFAS No. 95, “Statement of Cash Flows,” and will restate the presentation of deferred origination costs for loans sold by reclassifying these costs from “Collection, general and administrative” expenses to “Gain on sale of originated loans held for sale.” Neither restatement will have an impact on previously reported net income.

The Company, in consultation with Deloitte & Touche LLP, is also reevaluating its accounting treatment for success fees both currently and potentially payable to its principal lender following repayment of existing term debt. If the Company determines that SFAS No.

133, “Accounting for Derivative Instruments and Hedging Activities” is applicable to such fees, additional adjustments to the financial statements for the periods mentioned above will be required. SFAS No. 133 would require establishing and maintaining an estimate of the anticipated net present value of future payment of such fees at each reporting period and amortizing to interest expense that estimate over the estimated pay down of the related term debt. While the Company has not yet completed its evaluation of this accounting matter, the potential impact, after tax, on net income is estimated to be a decrease of approximately $500,000 for the fiscal year ended December 31, 2004 and approximately $500,000 for the previously reported nine-months ended September 30, 2005. The Company has not yet estimated the potential impact on net income for the fiscal year ended December 31, 2003.

As of the date of this filing, the Company has not completed its assessment of the accounting matters discussed above, and Deloitte & Touche LLP has not completed its audit. Accordingly, there can be no assurance that the results of any adjustments will not differ materially from the above disclosure. The Company filed a Form 12b-25 with the Securities Exchange Commission on April 3, 2006 to extend the filing deadline of its Form 10-K and audited financial statements, and expects to file its 10-K on or before this deadline.

While the Company's review of its internal control over financial reporting is ongoing, the Company has identified material weaknesses as defined by the Public Company Accounting Oversight Board (United States) with respect to the matters discussed above. In connection with the restatement, the Company is in the process of reviewing and remedying its related systems of internal controls over financial reporting.

The Audit Committee has discussed with Deloitte & Touche LLP the matters disclosed in this filing pursuant to this Item 4.02(a).

On April 5, 2006, the Company issued a press release regarding the restatement described in this Report, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference in this Item 4.02.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description
99.1	Press Release, dated April 5, 2006, entitled “Franklin Credit Management Announces Revision to Financial Statements.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN CREDIT MANAGEMENT CORPORATION

Date: April 6, 2006	By:	/s/ Paul D. Colasono
Name: Paul D. Colasono
Title: Chief Financial Officer and Executive Vice President